As filed with the Securities and Exchange Commission on June 1, 2007

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	06-1047163 (I.R.S. Employer Identification No.)

Genzyme Center, 500 Kendall Street, Cambridge, Massachusetts 02142 (Address of Principal Executive Offices)

GENYME CORPORATION 401(K) PLAN
(Full Title of the Plan)

PETER WIRTH
Genzyme Corporation
Genzyme Center
500 Kendall Street
Cambridge, Massachusetts 02142
(617) 252-7500
(Name, Address and Telephone Number of Agent for Service)

with copies to:
PAUL KINSELLA
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Genzyme common stock, $0.01 par value(1)	200,000 shares(2)	$64.33(3)	$12,866,000	$394.99

(1)   Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme common stock and automatically trade with such shares.

(2)   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein. Plus, pursuant to Rule 416(a) under the Securities Act, such additional number of shares of Genzyme common stock as may be issued upon a stock split, stock dividend, or similar transaction.

(3)   Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of Genzyme common stock as reported by the Nasdaq National Market System on May 31, 2007, to be $64.86 and $63.79, respectively.

EXPLANATORY NOTE

The Registrant hereby increases the number of shares of its common stock registered for issuance under its 401(k) Plan by 200,000 shares.  Pursuant to Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the entire contents of its Registration Statement on Form S-8 (File No. 333-125724) filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2005.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents that we filed with the SEC are incorporated herein by reference:

(a)                                  Our Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007;

(b)                                 The Genzyme Corporation 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2005, filed on June 28, 2006;

(c)                                  Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed on May 8, 2007;

(d)                                 Our Current Reports on Form 8-K filed on January 9, 2007, February 14, 2007, February 28, 2007, April 25, 2007, May 25, 2007, May 29, 2007 and May 29, 2007;

(e)                                  The portions of our Proxy Statement on Schedule 14A filed on April 12, 2007, and as amended on May 3, 2007 and May 10, 2007, that are deemed “filed” with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

(f)                                    The description of Genzyme common stock contained in our registration statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, July 1, 2003, and May 28, 2004, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed after the date of this registration statement by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all shares of Genzyme common stock offered hereunder have been sold or which deregisters all shares of Genzyme common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation and its shareholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit. Section VI.C.3. of the Registrant’s Articles of Organization provides that no director shall be liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined.

Section 8.51 of the MBCA permits the Registrant to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was (a) in the best interests of the corporation or (b) at least not opposed to the best interest of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also permits the Registrant to indemnify a director for conduct for which such individual is or would be exculpated under the charter provision referred to above, whether or not the director satisfied a particular standard of conduct. Section 8.56 of the MBCA permits the Registrant to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. This broader permissible indemnification for officers also is available for a director who is an officer if the individual becomes party to a proceeding on the basis of an act or omission solely as an officer. Section 8.55 of the MBCA mandates that the determination that an award of indemnification is appropriate in a particular circumstance be made by (1) a majority vote of all disinterested directors or a majority of a committee of disinterested directors (in each case, if there are at least two disinterested directors), (2) special legal counsel, or (3) the shareholders.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow the Registrant to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above).

The MBCA allows a corporation to obligate itself (1) to indemnify a director or officer and (2) to provide advancement of expenses to such an individual. Such a commitment may be made in the corporation’s charter or bylaws or in a resolution adopted, or a contract approved, by the board of directors or the shareholders. Article VI of the Registrant’s by-laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law, and may indemnify such other employees as identified by the Board of Directors. In addition, the Registrant has in place agreements with directors and officers that affirm this obligation to indemnify such individuals to the fullest extent permitted by law and also contractually commit the Registrant to provide advancement of expenses to the fullest extent permitted by law. These indemnification agreements also contain procedural provisions as well as protections in the event of a change of control.

Sections 8.52 and 8.56(c) of the MBCA mandate indemnification for reasonable expenses, regardless of whether an individual has met a particular standard of conduct, in connection with proceedings in which a director or officer is wholly successful, on the merits or otherwise. Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer if the court determines that (1) the director or officer is entitled to mandatory indemnification under the MBCA, (2) the director or officer is entitled to indemnification pursuant to a provision in the corporation’s charter or bylaws or in a contract or a board or shareholder resolution, or (3) it is fair and reasonable to indemnify the director or officer, regardless of whether he or she met the relevant standard of conduct.

In addition to covering directors and officers of the Registrant if they become parties to legal proceedings when acting in such capacities, the Registrant’s by-laws and indemnification agreements, as permitted by the MBCA, also cover such individuals when serving at the Registrant’s request for another entity, specifically, as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the request of the Registrant if the individual’s duties to the Registrant also impose duties on, or otherwise involve services by, the director or officer to the plan or to the participants in or beneficiaries of the plan.

The Registrant maintains directors’ and officers’ liability insurance which may protect the Registrant’s directors and officers against costs and liabilities imposed upon them in their roles with the Registrant, including in circumstances under which indemnification would not be permitted under the MBCA.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

See Exhibit Index immediately following the signature page.

Item 9. Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 1st day of June, 2007.

By:	/s/ Michael S. Wyzga
Michael S. Wyzga
Executive Vice President, Finance;
Chief Financial Officer; and
Chief Accounting Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth, and Thomas J. DesRosier and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto) for the registration of 200,000 shares, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 1, 2007:

Signature	Title

/s/ Henri A. Termeer	Principal Executive Officer
Henri A. Termeer	and Director

/s/ Michael S. Wyzga	Principal Financial and
Michael S. Wyzga	Accounting Officer

/s/ Douglas A. Berthiaume	Director
Douglas A. Berthiaume

/s/ Gail K. Boudreaux	Director
Gail K. Boudreaux

/s/ Robert J. Carpenter	Director
Robert J. Carpenter

/s/ Charles L. Cooney	Director
Charles L. Cooney

/s/ Victor J. Dzau	Director
Victor J. Dzau

/s/ Connie Mack III	Director
Connie Mack III

/s/ Richard F. Syron	Director
Richard F. Syron

Pursuant to the requirements of the Securities Act of 1933, the administrator of the Genzyme Corporation 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 1st day of June, 2007.

By	/s/ Zoltan Csimma
Zoltan Csimma
Member, Genzyme Benefits Plan Committee

EXHIBIT INDEX

Exhibit Number	Description

*4.1

Restated Articles of Organization of Genzyme as filed with the Secretary of State of the Commonwealth of Massachusetts on May 25, 2006. Filed as Exhibit 3.1 to Genzyme’s Form 10-Q for the quarter ended June 30, 2006.

*4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.1 to Genzyme’s Form 8-K filed May 25, 2007.

*4.3

Fourth Amended and Restated Renewed Rights Agreement dated as of May 28, 2004, between Genzyme and American Stock Transfer & Trust Company, as Rights Agent. Filed as Exhibit 4.1 to Genzyme’s Registration Statement on Form 8-A/A filed on May 28, 2004.

*4.4

Securities Purchase Agreement, dated as of April 17, 2001, and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme’s Form 10-Q for the quarter ended September 30, 2001.

*4.5	Indenture, dated as of December 9, 2003, between Genzyme and U.S. Bank National Association, as Trustee. Filed as Exhibit 4.1 to Genzyme’s Form 8-K filed on December 10, 2003.

*4.6	First Supplemental Indenture, dated as of May 28, 2004, to Indenture dated as of December 9, 2003. Filed as Exhibit 4.1 to Genzyme’s Form 8-K filed on June 18, 2004.

*4.7

Registration Rights Agreement, dated December 9, 2003, by and between Genzyme Corporation and UBS Securities LLC on behalf of itself and several other initial purchasers. Filed as Exhibit 10.1 to Genzyme’s Form 8-K filed on December 10, 2003.

5	Opinion of Ropes & Gray LLP. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5 hereto).

*    Indicates exhibit previously filed with the SEC and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A, or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.